INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-50185 of Service Merchandise Company, Inc. on Form S-8 of our report dated June 6, 1997, appearing in this Annual Report on Form 11-K of the Service Merchandise Company, Inc. Savings and Investment Plan for the year ended December 31, 1996.

/s/ DELOITTE & TOUCHE LLP
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DELOITTE & TOUCHE LLP
Nashville, Tennessee
June 25, 1997